Exhibit 10(qq)

                                Donald G. Drapkin
                               35 East 62nd Street
                            New York, New York 10021

                                 March 30, 2001

SIGA Technologies, Inc.
420 Lexington Avenue, Suite 620
New York, New York 10170

Gabriel M. Cerrone
265 East 66th Street, Suite 16G
New York, New York 10021

Thomas E. Constance
c/o Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022

Eric A. Rose, M.D.
112 East 78th Street
New York, New York 10021

Judson A. Cooper
c/o SIGA Technologies, Inc.
420 Lexington Avenue, Suite 620
New York, New York 10170

Joshua D. Schein, Ph.D.
c/o SIGA Technologies, Inc.
420 Lexington Avenue, Suite 620
New York, New York 10170

         Re: SIGA Technologies, Inc. ("SIGA").
             ---------------------------------

Gentlemen:

      This letter is to confirm the understanding (the "Agreement") among Donald
G. Drapkin ("Drapkin"), SIGA, Gabriel M. Cerrone ("Cerrone"), Thomas E. Constance ("Constance"), Eric A. Rose, M.D. ("Rose"), Judson A. Cooper ("Cooper") and Joshua D. Schein, Ph.D. ("Schein" and, together with Drapkin, SIGA, Cerrone, Constance, Rose and Cooper, the "Parties"), with respect to certain matters relating to SIGA.

      1. Resignations. On or before April 16, 2001 or such other date as is consented to by Drapkin (the "Effective Date"), each of Cooper and Schein shall
(i) resign from the Board of Directors of SIGA (the "Board") and from any and all offices held with SIGA and (ii) use his best efforts to cause each of the Resigning Directors (as defined below) to resign from the Board and from any and all offices held with SIGA by each such Resigning Director, in each case, at no cost to SIGA. "Resigning Director" shall mean each member of the Board other than Schein and Cooper; provided, however, that the "Resigning Directors" shall not be construed to include Drapkin or any of his designees.

      2. Appointments. Cooper and Schein shall use their best efforts to cause Drapkin and his designees to be elected to the Board.

      3. Termination of Employment Agreements. (a) On the Effective Date, each of Cooper and Schein shall cause any agreement or other arrangement relating to their respective employment by SIGA, including, without limitation, the respective Amended and Restated Employment Agreements between SIGA and each of Cooper and Schein, dated as of October 6, 2000, to be immediately terminated voluntarily and at no cost to SIGA, pursuant to the respective Separation Agreement between each such Party and SIGA of even date herewith (the "Separation Agreements"), other than costs expressly provided for in this Agreement.

            (b) At Drapkin's request, on or after the Effective Date, each of Cooper and Schein shall cause any consulting agreements or other arrangements between SIGA and any entity controlled by Cooper or Schein, including, without limitation, Prism Ventures LLC, to be immediately terminated at no cost to SIGA.

            (c) On the Effective Date, SIGA shall enter into Mutual Releases with each of Cooper and Schein and with each Resigning Director, in the form attached hereto as Exhibit A.

      4. Cooperation. (a) From the period commencing on the Effective Date and terminating on the first anniversary thereof, each of Cooper and Schein shall cooperate with SIGA, if and as reasonably requested by SIGA, to effect a transition of their respective responsibilities and to ensure that their respective successors and SIGA are aware of all matters that had been handled by such Party. Such cooperation by each of Cooper and Schein shall include, without limitation, performing up to ten hours per month of consulting services to SIGA if and as reasonably requested by SIGA. After receiving an invoice therefor, SIGA shall pay such Party $175 per hour consulting work actually performed pursuant to, and within the scope of, a request for such services made by the Chief Executive Officer of SIGA.

            (b) Following the Effective Date, each of Cooper and Schein shall, upon reasonable notice, furnish such information and assistance to SIGA as may reasonably be required by SIGA in connection with any legal action, suit, proceeding, claim, complaint, dispute or investigation, whether at law, in equity, in arbitration or before the government of any nation, state, city, locality or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and including any external or internal investigation, involving SIGA or any of its affiliates or in which any of them is, or may become, a party.

      5. Books and Records. On the Effective Date, each of Cooper and Schein shall turn over, and shall cause SIGA to turn over, to Drapkin or Drapkin's designee, all books and records of SIGA.

      6. Lock-Up. (a) Each of Cooper and Schein shall not, and shall cause its respective affiliates to not, directly or indirectly, offer, sell, pledge, hypothecate, contract to sell, acquire any option to sell, grant any option to purchase, short or otherwise dispose of (or announce any offer, sale, contract of sale or other disposition of) (collectively, "Transfer") any shares acquired either prior to April 16, 2001 or pursuant to grants or vesting of either stock options or restricted stock thereafter, or any interest acquired either prior to April 16, 2001 or pursuant to grants or vesting of either stock options or restricted stock thereafter in any shares, of common stock, par value $0001 per share ("Common Stock"), other capital stock of SIGA or any Convertibles (as defined below), during the period commencing on the date hereof and ending on April 16, 2003 (the "Lock-Up Period"), except that each of Cooper and Schein shall, notwithstanding the above restrictions, be entitled to Transfer (i) any such securities pursuant to a pledge or hypothecation to the extent necessary to margin them in a brokerage account (a "Permitted Pledge"), (ii) 250,000 in the case of Schein, or 220,500 in the case of Cooper, shares of Common Stock on or after October 16, 2001 and (iii) an additional 125,000 shares of Common Stock on or after each of April 16, 2002, July 16, 2002, October 16, 2002 and January 16, 2003; provided that, in any event, such Party shall not Transfer in any one day more than the greater of (x) 10,000 shares of Common Stock and (y) a number of shares of Common Stock equal to 5% of the total volume of shares of Common Stock traded on the open market on such day. Notwithstanding Cooper's relationship with his children, they shall not be deemed an "affiliate" of Cooper for purposes of this Agreement.

            (b) Subject to the conditions contained in Section 13 hereof, Each of Drapkin, Cerrone, Constance and Rose shall not, and shall cause its respective affiliates to not Transfer any shares acquired either prior to April 16, 2001 or pursuant to grants or vesting of either stock options or restricted stock thereafter, or any interest acquired either prior to April 16, 2001 or pursuant to grants or vesting of either stock options or restricted stock thereafter in any shares, of Common Stock, other capital stock of SIGA or any Convertibles, during the Lock-Up Period, except that each of Drapkin, Cerrone, Constance and Rose shall, notwithstanding the above restrictions, be entitled to Transfer (i) any such securities pursuant to a Permitted Pledge, (ii) on or after October 16, 2001, 24.2% of the securities "beneficially owned" (as defined below) by such person as of October 16, 2001 which remain subject to such restrictions, (iii) on or after April 16, 2002, 16.0% of the securities beneficially owned by such person as of April 16, 2002 which remain subject to such restrictions, (iv) on or after July 16, 2002, 19.0% of the securities beneficially owned by such person as of July 16, 2002 which remain subject to such restrictions, (v) on or after October 16, 2002, 23.5% of the securities beneficially owned by such person as of October 16, 2002 which remain subject to such restrictions and (vi) on or after January 16, 2003, 30.7% of the securities beneficially owned by such person as of January 16, 2003 which remain subject to such restrictions; provided that, in any event, such Party shall not Transfer in any one day more than the greater of (x) 10,000 shares of Common Stock and (y) a number of shares of Common Stock equal to 5% of the total volume of shares of Common Stock traded on the open market on such day. As used in this Agreement, the term beneficially ownership shall have the meaning ascribed to it in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, except that, for purposes hereof: (A) all Common Stock issuable upon conversion or exercise of Convertibles shall be deemed "beneficially owned," notwithstanding any limitation on the conversion or exercise thereof based on the amount of securities beneficially owned by the holder thereof; and (B) the 11,750 shares of Common Stock owned by the Drapkin Family Charity Foundation (the "Charity") shall not be deemed beneficially owned by Drapkin. Furthermore, notwithstanding Drapkin's relationship with the Charity, the Charity shall not be deemed an "affiliate" of Drapkin for purposes of this Agreement.

            (c) At any time or times, at Drapkin's option, the provisions of Subsections 6(a) and 6(b) (the "Lock-Up") may be (i) terminated as a whole and rendered null and void; or (ii) modified so that the number of shares of Common Stock that each Party is allowed to Transfer shall be increased, pro rata in accordance with their respective beneficial ownership of Common Stock, by such amount as Drapkin shall decide in his sole discretion. Any such termination or modification of the Lock-Up shall be effective on and after the date specified in a notice from Drapkin to each other Party, which notice is sent no fewer than five days prior to such termination or modification of the Lock-Up. In the case of any modification of the Lock-Up in accordance with clause (ii) of the first sentence of this Subsection 6(c), Drapkin shall state the amount of such modification in the notice thereof required by the immediately preceding sentence.

            (d) If a Party or an affiliate of such Party consummates any Transfer in violation of Subsection 6(a) or 6(b), such Party shall immediately pay to SIGA an amount of liquidated damages equal to the gross sales price of such securities or interest.

            (e) No Party shall hold any shares of Common Stock, Convertibles or other capital stock of SIGA through any broker that has not agreed to send copies of all confirmation with respect to such securities to SIGA. SIGA shall keep records of all such confirmations received, and each Party shall have the right, upon at least five days prior written notice to SIGA, to inspect such records during SIGA's regular business hours, at SIGA's offices, at such inspecting Party's expense; provided, however, that no Party may exercise such inspection right more than once in any period of 90 consecutive calendar days. Upon at least ten days prior written notice from any Party (in such capacity the "Inspector") to any Party other than SIGA (in such capacity the "Inspected"), the Inspected shall provide the Inspector with copies of the inspector's two most recent monthly statements for each of such Inspector's securities accounts that contains Common Stock, Convertibles or other capital stock of SIGA, which copies may be redated so long as the information relating to holdings of, and transactions in, any such SIGA securities subject to the Lock-Up are visible; provided, however, that no Inspector may exercise such inspection right more than once in any period of 180 consecutive calendar days with respect to the same Inspected. No Party shall give SIGA's transfer agent stop transfer instructions solely on account of the Lock-Up; provided that such stop transfer instructions may be given with respect to any shares held by a Party that has breached this Section 6, including without limitation, any shares held in violation of the first sentence of this Subsection 6(e). The provisions of this Subsection 6(e) shall terminate 90 days after the end of the Lock-Up Period.

            (f) On the Effective Date, Cooper and Schein shall grant to Drapkin an irrevocable proxy for the duration of the Lock-Up Period, in substantially the form attached hereto as Exhibit B, with respect to all shares of capital stock of SIGA held by such Party.

      7. Representations and Warranties. Each of Cooper and Schein hereby represents and warrants, as of the date hereof and as of the Effective Date, each of the following:

            (a) Since December 15, 2000, SIGA has taken no action for which approval of the Board was required nor has the Board approved any action, except for (i) the execution and delivery of and performance under this Agreement and (ii) filing a Registration Statement on Form S-8 registering Common Stock issued in connection with the Plan (as defined below), which actions have been duly authorized by the Board.

            (b) Since December 15, 2000, no options or other rights to purchase securities of SIGA have vested or otherwise become exercisable nor have the provisions of any such options or other rights been amended or modified, except
(i) the vesting pursuant to the original terms thereof of options to purchase Common Stock held by each of Thomas Konatich and David Kaufman, to the extent of 12,500 shares each, (ii) the vesting pursuant to the original terms thereof of options to purchase 25,000 shares of Common Stock held by Dennis Hruby and (iii) as expressly provided in this Agreement.

            (c) SIGA has no contingent liabilities (whether known or unknown).

            (d) Except as set forth on Schedule 7(d) hereto, SIGA is neither contemplating, nor is obligated to engage in, any transaction or transactions whereby SIGA would pay or receive compensation (in any form) that could reasonably be valued at $5,000 or more individually or S20,000 or more in the aggregate. Except for transactions pursuant to Sections 8 and 9 of this Agreement, as of the date hereof and as of the Effective Date, SIGA has not and will not have consummated, nor does or will SIGA have any binding obligation with respect to, is SIGA or will SIGA be obligated to incur any cost for failing to consummate, any transaction described on Schedule 7(d).

            (e) Except as set forth on Schedule 7(e) hereto, there are no: (i) outstanding options, warrants or other rights to acquire Common Stock; (ii) securities convertible into or exchangeable for Common Stock; nor (iii) any rights (contingent or otherwise) to acquire, directly or indirectly, any of (i) or (ii), above ((i), (ii) and (iii), above, are referred to collectively as "Convertibles"). Schedule 7(e) sets forth, for each Convertible, all vesting and expiration dates and the number of shares of Common Stock subject thereto.

            (f) Except as set forth on Schedule 7(f), no spouse or child of either Cooper or Schein owns any Common Stock, Convertibles or other securities of SIGA.

            (g) Neither Cooper nor Schein beneficially owns any Common Stock, Convertibles or other securities of SIGA except as set forth on Schedule 7(g).

            (h) Except as set forth on Schedule 7(h) SIGA is not party to any agreements or other arrangements or any amendments, renewals or other modifications thereof relating to the employment by SIGA of any person other than Cooper and Schein.

            (i) The exercise price applicable to the Unvested Options (as defined below) is $1.125 per share of Common Stock. The Expiring Options (as defined below) were issued in three equal tranches, and the respective exercise prices applicable to each tranche of the Expiring Options are $1.50, $5.00 and $4.00 per share of Common Stock.

            (j) Other than the Common Stock, SIGA does not have any other classes of voting securities outstanding.

            (k) Except as expressly provided in this Agreement or disclosed in SIGA's public filings under the Securities Exchange Act of 1934, as amended, up to and including SIGA's proxy statement filed September 28, 2000, as of the date hereof and as of the Effective Date, none of the terms of any of the Resigning Directors' stock options, restricted stock or other awards, whether granted under the Plan or otherwise, have been modified, nor have any agreements or arrangements been entered into to so modify them.

            (i) The modifications to the terms of the Unvested Options and the Expiring Options pursuant to Section 8 hereof is permissible under the Plan.

The representations and warranties contained in this Section 7 shall survive until April 16, 2003.

      8. Adjustments to Certain Options. Subject to the conditions of Section 13 hereof: (i) SIGA shall cause any employee stock options held by Cooper and Schein that are scheduled to vest on November 1, 2001, to the extent of options to purchase up to 37,500 shares of Common Stock each (the "Unvested Options"), to instead vest on the Effective Date; and (ii) SIGA shall cause any employee stock options held by Cooper and Schein, that would expire within 90 days of such Party's termination, to the extent of options to purchase up to 50,001 shares of Common Stock each (the "Expiring Options"), to remain exercisable until such options would otherwise expire in accordance with their terms.

      9. Fees of Counsel. SIGA shall pay for Cooper and Schein's reasonable attorneys' fees and disbursements, of no more than $20,000 in the aggregate, in connection with this Agreement upon an accounting therefore. SIGA shall pay for Drapkin's reasonable attorneys' fees and disbursements in connection with this Agreement upon an accounting therefor.

      10. Mutual Release. (a) Drapkin, on behalf of himself and each of his predecessors, successors, heirs, executors, administrators, assigns ("Drapkin Releasor") hereby releases, remises and forever discharges each of Cooper, Schein and the members of the current Board of Directors of SIGA, together with each and all of their respective predecessors, successors, heirs, executors, administrators, assigns ("Drapkin Releasees") from the Released Claims (as defined below). "Released Claims" means all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, variances, trespasses, damages, judgments, abstracts of judgments, liens, extents, executions, claims and demands whatsoever, in law, admiralty or equity (collectively, "Claims"), which the Releasor ever had, now has or hereafter can, shall or may have against any or all of the Releasees, for, upon or by reason of any matter, cause or thing whatsoever regarding SIGA or Drapkin's investment in SIGA from the beginning of the world to the day of the date of this Agreement, except for (i) Claims arising out of or related to this Agreement and (ii) Claims arising out of or resulting from any Drapkin Releasee's fraud or intentional misconduct. Drapkin Releasor further covenants and agrees not to bring suit against the Drapkin Releasees for any Released Claims

            (b) Each of Cooper and Schein, on behalf of themselves, each other and the members of the current Board of Directors of SIGA, in each case together with each and all of their respective predecessors, successors, heirs, executors, administrators, assigns (collectively, the "Insider Releasors")hereby releases, remises and forever discharges Drapkin, together with each and all of his predecessors, successors, heirs, executors, administrators and assigns ("Insider

Releasees") from all Claims which any Insider Releasor ever had, now has or hereafter can, shall or may have against any or all of the Insider Releasees, for, upon or by reason of any matter, cause or thing whatsoever regarding SIGA or Drapkin's investment in SIGA from the beginning of the world to the day of the date of this Agreement, except for (i) Claims arising out of or related to this Agreement and (ii) Claims arising out of or resulting from any Insider Releasee's fraud or intentional misconduct. Each Insider Releasor further covenants and agrees not to bring suit against any Insider Releasees for any Released Claims.

      11. Registration. Subject to any suspension or black-out periods that are applicable generally to SIGA's securities that are registered under the Securities Act of 1933, as amended (the "Securities Act"), SIGA shall use its best efforts to have its Registration Statement on Form S-8 registering Common Stock issued in connection with SIGA's employee stock incentive plan (the "Plan") remain effective with respect to each option issued to Cooper and Schein under the Plan until the earlier of (i) the later of (A) the date of expiration of such option and (B) the one year anniversary of the last date on which any portion of such option is actually exercised and (ii) the one year anniversary of the date on which such option or any remaining portion of such option has been exercised in full. If SIGA fails to comply with the provisions of this
Section 11, lost profits sustained by Cooper or Schein shall be deemed ordinary damages, to the extent proven to be caused by SIGA's breach of this Section 11.

      12. Insurance and Indemnification. Except as otherwise provided herein:

            (a) SIGA shall use its best efforts to provide each of Cooper and Schein with the same health insurance benefits that SIGA currently provides such Party until the earlier of (i) such Party's obtaining employment by an entity other than SIGA and (ii) April 16, 2003.

            (b) SIGA shall use its best efforts to maintain Directors and Officers insurance at least as protective as its current policy.

            (c) SIGA shall indemnify, in accordance with and to the full extent permitted by law, Cooper, Schein and any Resigning Director (each an "Indemnified Party") that is a party or is threatened to be made a party to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of Indemnified Party's acting as a director of SIGA, against any liability or expense actually and reasonably incurred by such Indemnified Party in respect thereof; Provided, however, that, SIGA shall not be obligated to indemnify any such Indemnified Party (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such Indemnified Party and not by way of defense, (ii) for any amounts paid in settlement of an action effected without the prior written consent of SIGA to such settlement or (iii) with respect to proceedings, claims or actions based upon or attributable to such Indemnified Party gaining in fact a personal profit or advantage to which such Indemnified Party is not entitled, (iv) with respect to proceedings, claims or actions resulting from such Indemnified Party's gross negligence or willful misconduct or (v) with respect to proceedings, claims or actions, the indemnification in respect of which by SIGA is not permitted by applicable law ((i) through (v) are collectively referred to herein as the "Indemnification Exclusions").

            (d) If any Indemnified Party receives notice with respect to any matter that may give rise to a claim for indemnification under Subsection 12(c), then such Indemnified Party shall


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

promptly thereafter (and in any event within ten days of receipt of notice of such matter) notify SIGA, describing the nature of the claim and stating that indemnification may be sought with respect to such matter. The Indemnified Party shall cooperate with SIGA to familiarize SIGA with the nature of the claim, including providing copies of all information and materials relating to the claim. SIGA shall be entitled to assume the defense of any matter for which indemnification is sought in accordance with Subsection 12(c); provided, however, that SIGA shall pay the reasonable fees and expenses of separate counsel retained by the Indemnified Party if SIGA's counsel determines, in its sole discretion, that there is a conflict of interest. In the event that SIGA does not assume the defense of the matter, then the Indemnified Party shall be entitled to defend against the matter; provided that the assumption of the defense of the matter by the Indemnified Party shall not prejudice the right of SIGA to later assume the defense of the matter (and as long as such assumption would not reasonably be expected to have a material adverse impact on the conduct of the defense of the matter). In the event that SIGA incurs expenses of any kind (including, without limitation, legal fees and disbursements) in defending, or in reimbursing the defense of, any Indemnified Party from, or in satisfaction or settlement of, any proceeding, claim or action, and it is ever determined that any of the Indemnification Exclusions apply, then such Indemnified Party shall immediately reimburse SIGA for all such expenses, together with interest thereon at prevailing rates.

      13. Certain Conditions. The rights of Cooper and Schein under this Agreement, including, without limitation, (i) the release of Cooper and Schein by Drapkin contained in Section 10 hereof, (ii) SIGA's obligation to pay the fees for counsel to Cooper and Schein contained in Section 9 hereof, (iii) the adjustments to certain options held by Cooper and Schein, pursuant to Section 8 hereof, (iv) the right of Cooper and Schein to Transfer certain securities during the Lock-Up Period, as provided in Subsection 6(a) hereof, and (v) Drapkin's, Cerrone's, Constance's and Rose's respective obligations regarding restrictions on Transfer of certain securities during the Lock-Up Period, as provided in Subsection 6(b), are all subject to the following conditions:

            (a) Drapkin and his designees shall be elected to the Board;

            (b) Cooper, Schein and each Resigning Director shall resign from the Board and from any and all offices held by such Resigning Director with SIGA, in each case, at no cost to SIGA except to the extent expressly provided herein; and,

            (c) Any consulting agreements or other arrangements between SIGA and any entity controlled by Cooper or Schein, including, without limitation, Prism Ventures LLC, that Drapkin requests to be terminated shall be terminated at no cost to SIGA.

      14. Securityholdings of Dapkin, Cerrone, Constance and Rose. Each of Drapkin, Cerrone, Constance nor Rose represents and warrants that, except as set forth on Schedule 14, such Party does not beneficially own any Common Stock, Convertibles or other securities of SIGA, excluding any such securities with respect to which such Party may be deemed the beneficial owner solely as the holder of a proxy with respect thereto.

      15. Schedule 14f-l. Cooper, Schein and SIGA shall cause a Schedule 14f-1 Information Statement regarding the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Drapkin, to be filed with the Securities and Exchange


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

Commission and transmitted to the stockholders of SIGA at least 10 days prior to the Effective Date.

      16. Successors and Assigns. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Party hereto and any obligations of any Party shall be binding upon the heirs, personal representatives, successors, and assigns of such Party.



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

            If this reflects your understanding of the Agreement, please sign below and return a copy of this letter to the undersigned.


                                        /s/ Donald G. Drapkin
                                        ----------------------------------------
                                        Donald G. Drapkin

Accepted and Agreed to:

SIGA TECHNOLOGIES, INC.

By: /s/ Thomas N. Konatich
   -------------------------------
   Name: Thomas N. Konatich
   Title: Vice President -- Chief Financial Officer


/s/ Gabriel M. Cerrone
-----------------------------------
Gabriel M. Cerrone


/s/ Eric A. Rose, M.D.
-----------------------------------
Eric A. Rose, M.D.


/s/ Thomas E. Constance
-----------------------------------
Thomas E. Constance


/s/ Judson A. Cooper
-----------------------------------
Judson A. Cooper


/s/ Joshua D. Schein, Ph.D.
-----------------------------------
Joshua D. Schein, Ph.D.

            If this reflects your understanding of the Agreement, please sign below and return a copy of this letter to the undersigned.


                                        ----------------------------------------
                                        Donald G. Drapkin

Accepted and Agreed to:

SIGA TECHNOLOGIES, INC.

By: /s/ Thomas N. Konatich
   -------------------------------
   Name: Thomas N. Konatich
   Title: Vice President-Chief Financial Officer

-----------------------------------
Gabriel M. Cerrone

-----------------------------------
Thomas E. Constance

-----------------------------------
Eric A. Rose, M.D.

-----------------------------------
Judson A. Cooper

-----------------------------------
Joshua D. Schein, Ph.D.


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